EXHIBIT 23.3
July 31, 2006
David C. Ho
Chief Financial Officer
JED Oil Inc.
Dear Sir:
CONSENT OF MCDANIEL AND ASSOCIATES CONSULTANTS LTD.
     We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form F-3 of JED Oil Inc. and to the incorporation by reference of references to our firm and of information derived from our report entitled “JED Oil Inc., Evaluation of Oil and Gas Reserves, Based on Constant Prices and Costs, As of December 31, 2005”, dated February 14, 2006, evaluating JED Oil Inc.’s reserves as of December 31, 2005 appearing in the Registration Statement on Form F-3 of JED Oil Inc.
Sincerely,
McDANIEL & ASSOCIATES CONSULTANTS LTD.

/s/ P.A. Welch
P.A. Welch, P. Eng.
President & Managing Director
Calgary, Alberta
Dated: July 31, 2006